POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of the President of the Wells Fargo Multi-Strategy 100 Master Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund I, LLC, Wells Fargo Multi-Strategy 100 TEI Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund A, LLC and Wells Fargo Multi-Strategy 100 TEI Fund A, LLC (the “Funds”), or any other officer of the Funds authorized and appointed by the Board of Managers and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign and file on his or her behalf any and all documents needed to complete the requisite filings of the Funds, including the filings of applications and documents with the Securities and Exchange Commission, Commodity Futures Trading Commission, the National Futures Association, state tax authorities, Internal Revenue Service, and such other agencies as shall be recommended by the accountants and counsel for the Funds, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE FUND	DATE

/s/ James W. Dean, Jr.
James W. Dean, Jr.	Manager	September 20, 2011

/s/ James J. Dunn
James J. Dunn	Manager	September 20, 2011

/s/ James R. Hille
James R. Hille	Manager	September 20, 2011

/s/ Stephen T. Golding
Stephen T. Golding	Manager	September 20, 2011

/s/ Jonathan D. Hook
Jonathan D. Hook	Manager	September 20, 2011

/s/ Dennis G. Schmal
Dennis G. Schmal	Manager	September 20, 2011